Exhibit 5.1

COMMERCE COURT WEST  |  SUITE 4405, P.O. BOX 247  |  TORONTO  |  ONTARIO  |  M5L 1E8

WWW.SHEARMAN.COM  |  T +1.416.360.8484  |  F +1.416.360.2958

October 31, 2006

NPC International, Inc.

14400 College Blvd., Suite 201

Lenexa, Kansas  66215

NPC International, Inc.

Ladies and Gentlemen:

We have acted as counsel to NPC International, Inc., a Kansas corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission relating to the issuance of the Company’s 9½% Senior Subordinated Notes due 2014 (the “Exchange Notes”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $175,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding unregistered 9½% Senior Subordinated Notes due 2014 issued May 3, 2006 (the “Old Notes”). The Exchange Notes will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer. The Exchange Notes are to be issued under an Indenture, dated as of May 3, 2006 (the “Indenture”), among the Company, the guarantor named therein, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection with the preparation and filing of the Registration Statement, we have reviewed originals or copies of the following documents:

(a)                                  The Indenture.

(b)                                 A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to as the “Opinion Documents”.

ABU DHABI  |  BEIJING  |  BRUSSELS  |  DÜSSELDORF  |  FRANKFURT  |  HONG KONG  |  LONDON  |  MANNHEIM  |  MENLO PARK MUNICH  |  NEW YORK  |  PARIS  |  ROME  |  SAN FRANCISCO  |  SÃO PAULO  |  SINGAPORE  |  TOKYO  |  TORONTO  |  WASHINGTON, DC

SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS. COUNTRY OF PRIMARY QUALIFICATION: UNITED STATES OF AMERICA NOT QUALIFIED TO PRACTICE ONTARIO LAW.

We have also reviewed the following:

(a)        The Registration Statement.

(b)        The Prospectus.

(c)        Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)        The genuineness of all signatures.

(b)        The authenticity of the originals of the documents submitted to us.

(c)        The conformity to authentic originals of any documents submitted to us as copies.

(d)        As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e)        That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Exchange Notes have been duly authorized, executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)        Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)        Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)        Our opinion is limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Exchange Offer. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP